Exhibit 99.1
FOR IMMEDIATE RELEASE

ADAMS RESOURCES & ENERGY, INC. ANNOUNCES APPOINTMENT
OF NEW DIRECTOR

Houston, Texas (Tuesday, May 21, 2019) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”) today announced that John O. Niemann, Jr. has been elected a member of its board of directors, effective May 20, 2019. Mr. Niemann has also been appointed to serve on the board’s Audit and Compensation Committees.

Mr. Niemann has served as a Managing Director of Andersen Tax LLC (formerly known as WTAS LLC) since June 2013. He is also the president and chief operating officer of Arthur Andersen LLP, and has been since 2003. He previously served on the administrative board of Arthur Andersen LLP and on the board of partners of Andersen Worldwide. Mr. Niemann began his career at Arthur Andersen LLP in 1978 and has served in increasing responsibilities in senior management positions, since 1992.

Mr. Niemann has served as a director and Chairman of the Audit Committee of Hines Global Income Trust, Inc. since August 2014. Since May 2012, he has also served as a director and is currently the Chairman of the Audit Committee of HMS Income Fund, Inc. He previously served as a director and Chairman of the Audit Committee of Gateway Energy Corporation from June 2010 until December 2013 (when the company went private).

Mr. Niemann has served on the board of directors of many Houston area non-profit organizations, including Strake Jesuit College Preparatory School (past chair of the board), The Regis School of the Sacred Heart (past chair of the board), The Houston Symphony, The University of St. Thomas, The Alley Theatre and Taping for the Blind, Inc. He graduated with a Bachelor of Arts in Managerial Studies (magna cum laude) and a master’s degree in accounting from Rice University, received a juris doctor (summa cum laude) from the South Texas College of Law and a Masters of Law (LL.M.) in taxation (summa cum laude) from the University of San Francisco School of Law.

“We are pleased to add John to our board,” said Townes G. Pressler, Executive Chairman of the Company. “John’s significant experience in the public accounting industry, including over 40 years in various capacities at Arthur Andersen LLP makes him well qualified to serve as one of our directors and as the Audit Committee financial expert. We look forward to the valuable insights that his leadership can provide.”

Adams Resources & Energy, Inc. is primarily engaged in the business of crude oil marketing, transportation and storage and tank truck transportation of liquid chemicals and dry bulk through its two subsidiaries, GulfMark Energy, Inc. and Service Transport Company, respectively. For more information, visit www.adamsresources.com.

Contact: Tracy E. Ohmart
EVP, Chief Financial Officer
tohmart@adamsresources.com
(713) 881-3609
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